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								  Exhibit 10-1

		      The Ohio Casualty Insurance Company
		2005 Executive Officer Annual Incentive Program

Overview

The 2005 Executive Officer Annual Incentive Program ("Program") is designed to give participants the opportunity to be eligible to receive a bonus based on criteria defined in Exhibit 1.

Eligibility for Participation

To be a participant, the employee must satisfy the eligibility requirements specified in Exhibit 1.

Eligibility for Bonus Payment

Unless otherwise provided in Exhibit 1, the following rules shall govern a participant's ability to receive a bonus payment under the Program.

Participants must meet the eligibility criteria as of the 15th day of the month to be considered eligible in that month. Bonuses for participants who are eligible for a bonus will be prorated (as described below) based on the months in which the participant is considered eligible.

If a participant retires, dies, or becomes Disabled (i.e., is eligible to receive payments under The Ohio Casualty Insurance Company's Long Term Disability Plan ("LTD Plan") at the end of the long term disability elimination period, as determined under the LTD Plan) prior to the bonus payment date, he/she will be eligible for a prorated bonus only if (i) he/she met the eligibility criteria during any three-month period in 2005 (or full bonus if he/she meets the eligibility criteria for all twelve months) and
(ii) to the extent the condition described in clause (i) is not inconsistent with any applicable law, rule, or regulation.

Participants who have been placed on disciplinary probation within the 12-month period preceding the bonus payment date are not eligible for the bonus.

If a participant is displaced out of an eligible position (as defined in Exhibit 1) in 2005, he/she is eligible for a prorated bonus if the participant is an employee on December 31, 2005 (or full bonus if he/she meets the eligibility criteria for all twelve months).

If a participant demotes (not as a result of a displacement) out of an eligible position in 2005, he/she is not eligible for the bonus. If a participant demotes out of an eligible position after December 31, 2005 but before the bonus payment date, he/she is eligible for a bonus.

Any bonus will be prorated for the period of time that a participant is on a leave of absence in 2005 (except for any leave of absence covered under the Family Medical Leave Act).

Participants must be in good standing at the time of payout to be eligible for any bonus under this Program.


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Participants must be employed at the time of payout to be eligible for any bonus under this Program unless (i) the employee retires, dies, or becomes Disabled prior to the bonus payment date and the employee met the eligibility criteria during any three-month period in 2005, to the extent such three-month condition is not inconsistent with any applicable law, rule, or regulation, or
(ii) the employee is displaced out of an eligible position prior to the bonus payment date and was an employee on December 31, 2005.

Bonus Payments

The bonus amount will be calculated after all necessary data is available in accordance with Exhibit 1. It is expected that the bonus will be paid in the spring of 2006.

A participant's prorated bonus shall be determined by multiplying the bonus amount by x/12, with x being the number of whole months in the year during which the person was "eligible for the bonus." A person is considered "eligible for the bonus" for each month in which he/she meets the eligibility requirements as of the 15th day of the month.

If a participant dies prior to payment of the a bonus to which he/she is eligible, any such bonus will be payable to the participant's estate.

Payment of a bonus to an employee on a leave of absence will not be made until the employee returns from the leave of absence unless otherwise provided under the Program.

The bonus payments will be considered a part of Final Average Compensation (as defined in The Ohio Casualty Insurance Company Employees Retirement Plan) if paid to the employee prior to his/her termination date.

The bonus payment will be included in a participant's Compensation (as defined in The Ohio Casualty Insurance Company Employee Savings Plan ("ESP")) if paid to the employee before his/her termination date to the extent permitted under the ESP. If the employee is contributing to the ESP at the time a bonus is paid and such bonus is included in his/her Compensation for such purposes of the ESP, contributions to the ESP will be deducted from any amount payable to the employee under this Program.

The Ohio Casualty Insurance Company ("OC") shall deduct from any amount payable to the employee under this Program any taxes required to be withheld under federal, state and local law.

Notwithstanding anything in this Program or Exhibit 1 to the contrary, but subject to the terms of a written Change in Control Agreement and the sixth paragraph under the Miscellaneous section of this document, the Executive Compensation Committee of the Board of Directors of Ohio Casualty Corporation (the "Compensation Committee") shall have the discretion to alter the amount, timing or form of payment of any bonus amount for any participant(s) under this Program in accordance with the guidelines established by the Compensation Committee for such purpose.

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Confidential Information

At all times during employment with OC or any of its subsidiaries and thereafter, employees shall not disclose, divulge, use or publish any Confidential Information (as defined below) except in connection with the employee's job responsibilities for OC or its subsidiaries or with the written permission by an authorized senior officer of The Ohio Casualty Insurance Company. For purposes of this section, Confidential Information means any and all confidential and/or proprietary information, data or knowledge of the Ohio Casualty Corporation ("OCC") or any of its subsidiaries including but not limited to (i) information regarding research, development, new products, marketing and selling strategies, operating plans and procedures, reinsurance, policyholders and agents, (ii) information regarding business plans and strategies, budgets, litigation and governmental proceedings, prices, costs and expenses and premium data, (iii) skills and compensation of other employees, and (iv) trade secrets, ideas, processes, source and object codes, data, computer programs and software, and other intellectual property. Confidential Information does not include information that is or becomes generally available to the public other than as a result of a disclosure by an employee in violation of this Program.

When an employee leaves the employ of OC (or at OC's earlier request), he or she will deliver to OC any and all computer disks and tapes, notes, memoranda and other documents, together with all copies thereof, and any other material containing or disclosing any Confidential Information.

Breach of this section will result in appropriate disciplinary action by OC up to and including termination of employment. OCC and OC shall have the right to enforce this section by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that OCC or OC may have for breach of this provision.

Miscellaneous
Full power and authority to construe, interpret and administer this Program, including determining the eligibility and the amount of any bonus payments hereunder will be vested in the Compensation Committee. The Compensation Committee shall have the sole and exclusive discretion in making any and all decisions regarding the Program's operation and such decisions shall be final and binding upon all interested parties. In no circumstances may the Program be construed or interpreted as guaranteeing bonus payments being made to any eligible employee or be treated as creating any rights to bonus payments in this Program with respect to any eligible employee.

Since no employee has a guaranteed right to any bonus amount under this Program, any attempt by such an employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated bonus amount shall be void and neither OCC nor any of its subsidiaries shall be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any such employee who might anticipate a bonus under this Program.

Nothing in this Program shall confer upon any employee any right to continue in the employment of OC or any subsidiary or limit in any way the right of OC or any subsidiary to terminate the employment of the employee at any time.

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This Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of OCC or any of its subsidiaries for payment of any bonus amount under this Program. No employee or any other person shall have any interest in any particular assets of OCC or any of its subsidiaries by reason of the right to receive a bonus payment under this Program and any such employee or any such other person shall have only the rights of a general unsecured creditor of OC or its applicable subsidiary regarding his or her rights under this Program.

OC reserves the right to amend or terminate the Program (in its sole discretion) by action of the Compensation Committee. A termination of the Program shall cause a discontinuance or ineligibility of any bonus amounts for which the eligibility requirements have not been met at the time of termination. Any amendment made to the Program shall be effective as of the date such amendment is adopted and no such amendment shall adversely affect the rights of any employee to bonus amounts for which the eligibility requirements have been met prior to the adoption of such amendment unless otherwise specified in such amendment.

If a Change in Control (as defined herein occurs), OC shall (i) treat the date on which the Change in Control occurred as the date of payout for purposes of determining a participant's eligibility for a bonus under this Program, (ii) treat participants who are employed on the date on which the Change in Control occurred as being eligible for a bonus payment if the payout date was the date on which the Change in Control occurred, (iii) calculate the bonus payment to participants under this Program based on the prorated bonus calculation provided that a participant will be considered "eligible for the bonus" for the month in which the Change in Control occurred unless the participant would not have otherwise been considered "eligible for the bonus" for such month, (iv) determine the bonus amount based on the most recently disclosed financial statements of OCC preceding the date on which the Change in Control occurred, and (v) pay such bonus to eligible participants as soon as administratively feasible following the date on which the Change in Control occurred.

For purposes of the preceding paragraph, "Change in Control" means:

   [1] Subject to the rules of application described in paragraph below, the date on which the earliest of the following events occurs:

	[a] After January 1, 2005 (the "Effective Date"), an event that would be required to be reported as a change in control for purposes of the Securities Exchange Act of 1934, as amended ("Exchange Act").

	[b] During any 24-consecutive-calendar-month period ending after the Effective Date, there is a change in a majority of the Board of Directors of OCC ("OCC Board"); provided, however, that any new director whose nomination for election by OCC's shareholders was approved, or who was appointed or elected to the OCC Board, by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 24-consecutive-calendar-month period will be disregarded in determining if there has been a change in the majority of the OCC Board.

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	[c]  During any 12-consecutive-calendar month period beginning
	     after the Effective Date, any entity or "person,"
	     [including a "group" as contemplated by Exchange Act Section
	     13(d)(3) and 14(d)(2)] is or becomes the "beneficial owner" [as defined in Rule 13d 3 under the Exchange Act], through a tender offer or otherwise, of Common Shares representing more than 20 percent or more of the combined voting power of OCC's then outstanding Common Shares.
	     However, this element of this definition will be applied without regard to the effect of any redemption of Common
	     Shares by OCC or the acquisition of Common Shares by any Group Member and, solely for purposes of applying this subparagraph [1][c], after ignoring any Common Shares acquired:

	     [i]    By any employee benefit plan maintained by any Group
		    Member;
	     [ii] Directly, through an equity compensation plan maintained by any Group Member;
	     [iii] Directly, through inheritance, gift, bequest or by operation of law on the death of an individual; or
	     [iv] By any entity or "person" [including a "group" as contemplated by Exchange Act Section 13(d)(3) and 14(d)(2)] with respect to which that acquirer has filed SEC Schedule 13G indicating that the Common
		    Shares were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, OCC's management or policies, unless and until that entity or person indicates that its intent has changed by filing SEC Schedule 13D.

	[d] After the Effective Date, any entity or "person," [including a "group" as contemplated by Exchange Acts Section 13(d)(3) and 14(d)(2) and, in the aggregate, all employee pension benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, maintained by any Group Member] is or becomes the "beneficial owner"
	     [as defined in Rule 13d 3 under the Exchange Act], through a tender offer or otherwise, of Common Shares representing more than 50 percent or more of the combined voting power of OCC's then outstanding Common Shares.

	[e] After the Effective Date, OCC's shareholders approve a definitive agreement to merge or combine OCC with or into another entity, a majority of the directors of which were not members of the OCC Board immediately before the merger and in which OCC's shareholders will hold less than 50 percent of the voting power of the surviving entity. When applying this element of this definition, shareholders will be determined immediately before and immediately after the merger or combination.

	[f] Within any 12-consecutive-calendar-month period ending after the Effective Date, any entity or "person" [including a "group" as contemplated by Exchange Act Section 13(d)(3) and 14(d)(2) and Code Section 280G] acquires, either directly or as a "beneficial owner" [as defined in Rule 13d 3 under the Exchange Act] of another entity or person, Group assets having a total gross

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	     fair market value equal to or greater than 50 percent of the
	     book value of the Group's assets. For purposes of this definition, "book value" will be established on the basis of the latest consolidated financial statement OCC filed with the Securities and Exchange Commission before the date any 12-consecutive-calendar-month measurement period began. However, except as otherwise provided in this section, this element of this definition will be applied after ignoring:

	     [i] Any transfer of assets to an entity, more than 50 percent of the total value or voting power of which is owned by one or more Group Members; or
	     [ii] Any transfer of assets to any entity or "person" [including
		  a "group" as contemplated by Exchange Act Section 13(d)(3) and 14(d)(2)] that, immediately before the transfer, owns, directly or as a "beneficial owner" [as defined in Rule 13d-3 under the Exchange Act], more than 50 percent of the total value or voting power of OCC's outstanding securities.

   [2] For purposes of applying all parts of this definition, [a] Common Shares owned or acquired by a participant or by any other entity or "person" [including a "group" as contemplated by Exchange Act
	Section 13(d)(3) and 14(d)(2)] acting in concert with such participant will be disregarded, [b] any transfer of assets to a participant or to (or merger of OCC with) any other entity or "person" [including a "group as contemplated by Exchange Act Section 13(d)(3) and 14(d)(2)] acting in concert with such participant will be disregarded, [c] the constructive ownership rules of Internal Revenue Code Section 318(a) will be applied to determine share ownership, [d] "Common Shares" means OCC's common shares or any equity security issued in substitution, exchange or in place of OCC's common shares, [e]
	"Group" means OCC, OC and any other entity to which either is related through common ownership as defined in Internal Revenue
	Code Section 1504 either on the Effective Date or at any time during the 2005, and [f] "Group Member" means each entity that is a member of the Group either on the Effective Date or at any time during 2005.

Notwithstanding the provisions of the foregoing paragraph, the express terms of a written Change in Control Agreement with a participant in the Program shall govern the determination of an occurrence of a Change in Control, as well as the terms, calculation, form, and payout amount, for any bonus amount for such participant under the Program.


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				   EXHIBIT 1
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	     2005 Executive Officer Annual Incentive Program Details

Eligibility to Participate

To be a participant, an employee must be a named executive officer ("eligible position") on or after January 1, 2005 and on or before December 15, 2005 ("eligible employee"). An eligible employee will become a participant on the earliest date on or after January 1, 2005 on which he/she becomes an eligible employee.

Program Design

A target bonus amount has been defined for each participant based on his or her position. The target bonus amount is stated as a percent of base salary. Annual base salary as of December 31, 2005 (or such other date as determined by the Executive Compensation Committee of the Board of Directors of Ohio Casualty Corporation (the "Compensation Committee")) will be used to calculate the bonus.

Corporate Operating Income is used as a measure for both Support and Business Units.

For Business Units, no bonus will be paid under the Program unless the Corporate Operating Income trigger is achieved.

Corporate Operating Income will be measured by Ohio Casualty Corporation ("OCC") 2005 after-tax operating income, which may be adjusted to account for an extraordinary event(s), but only if approved by the Compensation Committee.

Corporate Operating Income is net income excluding realized gains and losses, and the cumulative effect of accounting changes.

    Support Units

    The target bonus amount for Support Units is based on corporate operating income.

    To determine the bonus for Support Units, the target bonus amount will be adjusted up or down based on after-tax operating income as shown on the Operating Income Matrix on the personalized sheet. Individual performance (measured using the Overall Performance Rating on the participant's 2005 Employee Evaluation form) is then used as a modifier as shown in the Individual Performance Matrix on the personalized sheet.

    Business Units

    The target bonus amount for Business Units is divided into two components, one based on corporate operating income and one based on business unit performance. The initial amount of each component for business units will be 50% of the total target bonus amount. The results on measures in the Business Unit Matrix may be adjusted to account for an extraordinary event(s), but only if approved by the Compensation Committee.

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    To determine the corporate operating income component of the bonus for
    Business Units, the target bonus amount will be multiplied by 50% (the weight of the component), and the result adjusted up or down based on after-tax operating income as shown in the Operating Income Matrix on the personalized sheet. Individual performance (measured using the Overall Performance Rating on the participant's 2005 Employee Evaluation form) is then used as a modifier, adjusting the result from the preceding sentence up or down as shown in the Individual Performance Matrix on the personalized sheet.

    To determine the business unit component of the bonus, the target bonus amount will be multiplied by 50% (the weight of the component) and adjusted up or down based on the Business Unit Matrix on the personalized sheet. Individual performance (measured using the Overall Performance Rating on the participant's 2005 Employee Evaluation form) is then used as a modifier, adjusting the result from the preceding sentence up or down as shown in the Individual Performance Matrix on the personalized sheet.

    The Business Unit Matrix for Commercial Lines, Personal Lines, and Specialty Lines will use the Business Unit's 2005 gross written premium and 2005 calendar year combined ratio. The appropriate matrix is shown on the personalized sheet.

    Gross written premium excludes residual markets and National Workers' Compensation Pool and Commercial Auto Insurance Pool, and is gross of reinsurance.

    The GAAP combined ratio uses the statutory financial results as a basis for income and expense items that are required for GAAP Financial Statements that are specifically tied into the underwriting and claim activities of the corporation.

    The calendar year combined ratio is net of reinsurance, includes residual markets and the effect of canceled agents, and includes National Workers' Compensation Pool and Commercial Auto Insurance Pool.

    For Commercial Lines, the calendar year combined ratio is all commercial lines, excluding bond and umbrella. The gross written premium is all commercial lines, plus supported umbrella, excluding bonds and unsupported umbrella/excess capacity.

Miscellaneous

If a participant has a job change in 2005 that does not affect eligibility for participation in this Program but does affect the bonus amount or bonus structure (for example, due to transfer from Support Unit to Business Unit), the bonus will be prorated for the portion of the year that was spent in each eligible position. For example, if the participant spends part of the year in a Support Unit and part of the year in a Business Unit, he/she is eligible for a prorated Support Unit bonus and a prorated Business Unit bonus. The bonus amounts would be prorated based on the number of months the participant spent in the Support Unit or Business Unit.

Any questions about the Annual Incentive Program should be directed to Deb Hounshell (extension 2039 in the Home Office) or any other member of the Compensation Department.

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